Exhibit 1.01

The Boeing Company
Conflict Minerals Report
For The Year Ended December 31, 2014

Overview
This report has been prepared by The Boeing Company (herein referred to as “Boeing,” the “Company,” “we,” “us,” or “our”) pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended. Boeing is one of the world’s largest aerospace firms. Our principal products include commercial jet aircraft, manned and unmanned military aircraft, rotorcraft and tilt-rotor aircraft, as well as missile and weapons systems, satellites and launch vehicles. We conducted an analysis of our products and found that small quantities of tin, tantalum, tungsten and gold (“3TG”) are found in substantially all of Boeing’s products.
The aircraft and other products that we manufacture are highly complex, typically containing thousands of parts from many direct and indirect suppliers. Boeing has relationships with a vast network of suppliers throughout the world and there are generally multiple tiers between the 3TG mines and our direct suppliers. Therefore, we rely on our direct suppliers to work with their upstream suppliers in order that they may provide us with accurate information about the origin of 3TG in the materials, components, parts and subassemblies (collectively, “Components”) we purchase. As we enter into new contracts or renew existing contracts, we are adding a clause that requires suppliers to provide us with the necessary 3TG information on a prospective basis. However, during the term of our existing contracts we cannot compel suppliers to support our due diligence efforts with respect to 3TG content.
We requested that all of our suppliers of Components that we believe could contain 3TG provide information to us using the template developed by the Conflict-Free Sourcing Initiative, known as the Conflict Minerals Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide 3TG to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy and its due diligence process, and requests information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by such smelters and refiners. The information we receive is submitted into an electronic database, which facilitates information processing and analysis.
Design of Due Diligence
Pursuant to the Rule, we performed due diligence on the source and origin of 3TG in our products, including the Components we purchase from suppliers. Our due diligence measures have been designed to conform with the due diligence framework presented by The Organisation for Economic Co-operation and Development (“OECD”) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing and the related supplements for gold and for tin, tantalum and tungsten.

Due Diligence Performed
The due diligence measures we performed are presented below according to the five-step framework established by the OECD.
Step 1. Establish Strong Company Management Systems
Conflict Minerals Policy
Boeing has adopted a conflict minerals policy related to our sourcing of 3TG. The policy is available to the public on www.boeingsuppliers.com.
Internal Team
Boeing has established a management system to support supply chain due diligence related to 3TG. Our management system includes an executive review board sponsored by the Chief Technology Officer and Senior Vice President, Engineering, Operations and Technology, and a team of subject matter experts from functions such as supplier management, engineering, finance, law, global corporate citizenship, and our Boeing International organization. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by a Vice President in our Engineering, Operations and Technology group.
Control Systems
Together with other major manufacturers in aerospace and other sectors, we are members of the following industry-wide initiatives that are working to develop conflict-free supply chains: the Conflict-Free Sourcing Initiative, the International Tin Research Institute Tin Supply Chain Initiative and the Public Private Alliance for Responsible Minerals Trade.
We have established a records retention policy with respect to relevant documentation.
Supplier Engagement
Our Supplier Advisory Team, which includes representatives from a number of functions within Boeing as well as representatives of certain of our suppliers, holds periodic meetings to discuss best practices among our suppliers. We also maintain an electronic portal that provides instruction to suppliers and resources related to conflict minerals, including the Template, our conflict minerals policy, as well as FAQs from the Aerospace Industries Association and U.S. Securities and Exchange Commission.
Grievance Mechanism
We have processes to listen to and act on concerns expressed by employees and others about possible improper or unethical business practices or violations of company policies (including our Code of Conduct, Code of Basic Working Conditions and Human Rights, and Conflict Minerals Policy), laws, or regulations.
Step 2.    Identify and Assess Risks in the Supply Chain
We reviewed all of the supplier responses, including those not provided on the Template, against criteria developed by our internal team to determine whether further engagement was necessary. The criteria included reviewing incomplete responses as well as inconsistencies within the data reported by suppliers, and we have worked directly with them in an effort to secure revised responses.
The vast majority of the suppliers that responded to our request set forth data only with respect to that supplier’s overall 3TG sourcing, without specifying whether such 3TG was used in Components supplied to Boeing. Of these responses, 37 suppliers indicated that they may have sourced 3TG from the Democratic Republic of Congo (the “DRC”) and its adjoining countries (the “Covered Countries”) including one supplier that was able to trace tin to Components supplied to us. That supplier stated that Malaysia Smelting

Corporation (MSC), located in Malaysia, was used to process this tin and is certified conflict-free under the Conflict-Free Smelter Program.
A minority of responses listed specific smelters or refiners, with such responses collectively identifying 265 unique facilities as identified by the Conflict-Free Smelter Program of which 133 were certified conflict-free under the Conflict-Free Smelter Program.
For the reasons set forth above, with the exception of the one supplier noted above, we have been unable to identify the origin of 3TG contained in Components supplied to us or the facilities used to process such 3TG.
Step 3. Design and Implement a Strategy to Respond to Identified Risks

•	Senior management is briefed about our due diligence efforts on a regular basis.

•	We have adopted a conflict minerals policy.

•	We have implemented a risk management plan that outlines the Company responses to identified risks.

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We engage in regular ongoing risk assessment, largely relying on suppliers’ annual data submissions, as well as, where appropriate, targeted follow-up activities. There was no instance where we determined that it was necessary to implement risk mitigation efforts, temporarily suspend trade or disengage with a supplier.

Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices
We support audits of 3TG smelters and refiners conducted by third parties through our participation in, and financial support of, the Conflict-Free Smelter Program (CFSI Member Code: BOEI).
Step 5.    Report Annually on Supply Chain Due Diligence

This Conflict Minerals Report constitutes our annual report on our 3TG due diligence, is available on our website www.boeing.com/investors and is filed with the U.S. Securities and Exchange Commission.
Expected Future Actions
We intend to continue the following actions to improve the due diligence conducted to further mitigate the risk that the 3TG in our products benefit armed groups in the Covered Countries:

•	Include a conflict minerals clause in new or renewed contracts requiring that suppliers provide us with the necessary 3TG information on a prospective basis.

•	Direct suppliers to information and training resources in an effort to increase the response rate and improve the content of the supplier survey responses.

•	Participate in the Conflict-Free Sourcing Initiative in order to increase the number of smelters and refiners participating in the Conflict-Free Smelter Program.

•	Work with the OECD and relevant trade associations to define and improve best practices and encourage responsible sourcing of 3TG.

•	Make investments in Conflict Minerals due diligence toolsets.

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In the event that any of our suppliers are found to be providing us with Components containing 3TG from sources that support conflict in the Covered Countries, work with them to establish alternative sources of 3TG.

Caution Concerning Forward-Looking Statements
Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “intends,” “expects,” “plans,” “believes,” “estimates,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.